TRANSITION POWER AGREEMENT
(Maryland)

By and Between

POTOMAC ELECTRIC POWER COMPANY

and

SOUTHERN COMPANY ENERGY MARKETING, L.P.

Dated December 19, 2000

TABLE OF CONTENTS
ARTICLE 1	DEFINITIONS	1
ARTICLE 2 2.1 2.2	TERM AND TERMINATION Term Termination	2 2 2
ARTICLE 3 3.1 3.2	CAPACITY RESOURCES Capacity Resources Obligations Capacity Resources Information Requirements	2 2 3
ARTICLE 4	ANCILLARY SERVICES	4
ARTICLE 5 5.1 5.2 5.3 5.4	ENERGY Required Energy Optional Energy Determination of Energy Requirements; Losses Renewable Energy Resources Reporting Requirements	4 4 4 5 5
ARTICLE 6 6.1 6.2	PRICING Compensation for Services Taxes	6 6 7
ARTICLE 7	SERVICES OBTAINED BY GENERATOR FROM PJM	7
ARTICLE 8 8.1 8.2	ALTERNATIVE SERVICES AND LIMITED LIABILITY Alternative Services Limitation on Liability	7 7 7
ARTICLE 9 9.1 9.2 9.3	FORCE MAJEURE Effect of Force Majeure Force Majeure Defined Notification	8 8 8 8
ARTICLE 10 10.1 10.2 10.3 10.4	INDEMNIFICATION FOR THIRD PARTY CLAIMS Generator's Indemnification Pepco's Indemnification Indemnification Procedures Survival	9 9 9 9 10
ARTICLE 11 11.1 11.2	DEFAULT Event of Default Remedies	10 10 11
ARTICLE 12 12.1 12.2	PROJECTIONS AND OPERATING COMMITTEE Projections Operating Committee	11 11 11
ARTICLE 13 13.1 13.2 13.3	COST RESPONSIBILITIES AND BILLING PROCEDURES Billing Procedures Billing Disputes Interest on Unpaid Balances	12 12 12 12
ARTICLE 14 14.1 14.2 14.3	CONFIDENTIALITY Confidentiality Obligations of Pepco Confidentiality of Audits Remedies	13 13 13 14
ARTICLE 15 15.1 15.2	DISPUTE RESOLUTION Disputes Arbitration	14 14 14
ARTICLE 16 16.1 16.2	REPRESENTATIONS Representations of Pepco Representations of Generator	16 16 17
ARTICLE 17 17.1 17.2 17.3 17.4 17.5 17.6	ASSIGNMENT/CHANGE IN CORPORATE IDENTITY Generally Pepco's Assignment Rights Generator's Assignment Rights Mergers or Consolidations Limitations Successors	18 18 18 18 19 19 19
ARTICLE 18	NOTICES	19
ARTICLE 19 19.1 19.2	AMENDMENTS Amendments PJM Agreement Modifications	20 20 20
ARTICLE 20	AUDITS	21
ARTICLE 21 21.1 21.2 21.3 21.4 21.5 21.6 21.7 21.8 21.9 21.10 21.11

MISCELLANEOUS PROVISIONS
    Waiver
    No Third Party Beneficiaries
    Governing Law
    Counterparts
    Interpretation
    Jurisdiction and Enforcement
    Entire Agreement
    Severability
    Further Assurances
    Independent Contractor Status
    Conflicts

		21 21 22 22 22 22 23 23 23 24 24 24
SCHEDULE 1	DEFINITIONS	26
EXHIBIT A	Pepco's Non-Binding Estimate for Calendar Year 2001 of Capacity Resources for the Service Load	30
EXHIBIT B	Capacity Resources Plan for Contract Year 1	31

TRANSITION POWER AGREEMENT (Maryland)

          This Transition Power Agreement ("Agreement") dated as of
December 19, 2000 by and between Potomac Electric Power Company ("Pepco")
a District of Columbia and Virginia corporation, and Southern Company
Energy Marketing, L.P. ("Generator") a Delaware limited partnership.
Pepco and Generator are each referred to herein as a "Party," and collectively referred to herein as the "Parties."

WITNESSETH:

          WHEREAS, Pepco and Southern Energy, Inc., a Delaware corporation
("SEI") have entered into an Asset Sale and Purchase Agreement (as amended from time to time, the "Asset Sale Agreement") dated June 7, 2000 for
(i) the sale and purchase of certain of Pepco's generating resources and (ii) the assignment of rights and obligations under five power purchase agreements ("PPAs") or for alternative arrangements relating to such PPAs;

          WHEREAS, SEI has assigned its rights and obligations under this
Agreement to Generator in accordance with Section 12.5 of the Asset Sale
Agreement;

          WHEREAS, certain of the PPAs provide for the purchases and sale of Renewable Energy Resources;

          WHEREAS, Pepco will continue to operate its transmission and distribution businesses which includes obligations to sell power to its retail customers; and

          WHEREAS, the Parties have agreed in the Asset Sale Agreement to execute this Agreement in order to provide for the sale by
Generator, and purchase by Pepco, of capacity, electric energy and certain ancillary services in accordance with the terms and conditions of this Agreement.

          NOW THEREFORE, in consideration of the mutual
representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

          Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings specified or referred to in
Schedule 1 of this Agreement.

ARTICLE 2
TERM AND TERMINATION

          2.2   Term. This Agreement shall become effective
upon the consummation of the Closing ("Effective Date"). Unless terminated sooner in accordance with the terms of this Agreement, this
Agreement shall continue in full force and effect from the Effective
Date through and including June 30, 2004.

          2.2   Termination. The applicable provisions of this
Agreement shall continue in effect after cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and payments pertaining to liability and indemnification obligations arising from acts or events that occurred while this
Agreement was in effect.

ARTICLE 3
CAPACITY RESOURCES

          3.1   Capacity Resources Obligations

                (a)  During the term of this Agreement,
Generator shall supply to Pepco and make available within PJM on
Pepco's behalf, and Pepco shall purchase from Generator, Pepco's full requirements for Capacity Resources to serve the Service Load
("Capacity Resource Requirements") at the prices set forth in Article 6 of this Agreement. Capacity Resources shall be determined, and provided by the Generator, in accordance with the PJM Reliability
Agreement and other applicable PJM requirements. Capacity Resource
Requirements shall mean the portion of Pepco's Accounted-For
Obligation, as that term is defined and determined in accordance with the PJM Reliability Agreement and applicable PJM requirements, that is located in the State of Maryland.

                (b)  To the extent that PJM assigns to Pepco
Fixed Transmission Rights for Capacity Resources contained in a
Capacity Resource Plan and designated for Fixed Transmission Rights,
Pepco shall transfer such Fixed Transmission Rights to Generator pursuant to PJM's procedures for assigning Fixed Transmission Rights

                (c)  Generator shall provide to the PJM
System Operator or PJM Interconnection LLC, as applicable, all information and data required with respect to the Capacity Resources
Requirements, with copies to Pepco, and Generator shall be responsible for any charges levied by the PJM System Operator or the PJM
Interconnection LLC on Pepco or Generator due to the delayed receipt of such information and data in accordance with the PJM Reliability
Agreement unless the delay is due to Pepco's delay in providing
Generator with information that Pepco is required to provide.

          3.2   Capacity Resources Information Requirements

                (a)  Generator shall provide in accordance with this
Section 3.2 its proposed plan to satisfy its obligations hereunder to provide the Capacity Resources Requirements under this Agreement
("Capacity Resources Plan").

                (b)  Exhibit A hereto sets forth Pepco's non-binding
estimate of the Capacity Resources required to supply the Service Load for each month during the 2001 calendar year. On or before April 1 preceding each Planning Period thereafter, Pepco shall provide
Generator with a non-binding estimate of the Capacity Resources required to supply the Service Load for each month in the following
Planning Period.

                (c)  Exhibit B hereto sets forth the Generator's
Capacity Resources Plan for Contract Year 1.

                (d)  On or before May 1 preceding each Planning Period
thereafter during the term of this Agreement, the Generator shall provide to the Operating Committee, for review and approval (such approval not to be unreasonably withheld or delayed), its proposed
Capacity Resources Plan (including Generator's proposed designation of
Capacity Resources for associated Fixed Transmission Rights) to be submitted to the PJM Interconnection LLC in accordance with Schedule 6 of the PJM Reliability Agreement for the upcoming Planning Period.

                (e)  If the Generator intends to propose any material
change to a Capacity Resources Plan (including any change in a designation of Capacity Resources eligible for Fixed Transmission
Rights) which has previously been approved by the Operating Committee, the Generator shall provide such proposed changes to the Operating
Committee before it is submitted for approval pursuant to the PJM
Reliability Agreement and such change shall be subject to the Operating
Committee for review and approval (such approval not to be unreasonably withheld or delayed) if the change (1) adds a resource other than (x)
capacity already certified by the PJM Interconnection LLC or PJM System
Operator, as applicable, as a Capacity Resource or (y) Capacity
Credits, or (2) proposes to change a designation of Capacity Resources eligible for Fixed Transmission Rights.

ARTICLE 4
ANCILLARY SERVICES

          During the term of this Agreement, Generator shall supply to
Pepco and deliver within PJM on Pepco's behalf, and Pepco shall purchase, Pepco's full requirements for Ancillary Services for the
Service Load ("Ancillary Services Requirements") at the prices set forth in Article 6 of this Agreement. Ancillary Services mean
Regulation and Frequency Response Service (as defined in Schedule 3 of the PJM Tariff) and Operating Reserves (as defined in Schedules 5 and 6 of the PJM Tariff).

ARTICLE 5
ENERGY

          5.1   Required Energy.

                (a)  During the term of this Agreement, Generator shall
supply to Pepco at the Delivery Points, and Pepco shall purchase, the following percentages of Pepco's Full Energy Requirements in the year indicated below (the "Required Energy Percent"), including the applicable Renewable Energy Percent, at the prices set forth in Article
6 of this Agreement:

                Year                Required Energy Percent

                Contract Year 1                100%

                Contract Year 2                 75%

          5.2   Optional Energy

                (a)  For the duration of each of Contract Year 2,
Contract Year 3 and Contract Year 4, Pepco shall have the right to purchase from Generator (the "Call Options") the percentages of the
Full Energy Requirements indicated below (the Optional Energy
Percent"), including the applicable Renewable Energy Percent. To the extent Pepco exercises a Call Option for a given year, Generator shall supply to Pepco at the Delivery Points the Optional Energy Percent at
the price set forth in Article 6 of this Agreement.

                Year                   Optional Energy Percent

                Contract Year 2            25%

                Contract Year 3           100% (in 25% increments)

                Contract Year 4           100% (in 25% increments)

          Notwithstanding the foregoing, the total of Pepco's Call
Options exercised with respect to the Optional Energy Percent for
Contract Year 3 and Contract Year 4, respectively, shall not exceed the percentage of the Full Energy Requirements that Pepco elected to purchase in the immediately preceding contract year.

                (b)  By each October 1 prior to the contract year in
which the applicable Optional Energy Percent is deliverable ("Strike
Date"), Pepco shall notify Generator in writing whether it is exercising any of its Call Options for the upcoming contract year, and if so, the percentage of its Full Energy Requirements it elects to purchase.

          5.3   Determination of Energy Requirements. The amount of
Full Energy Requirements shall be as determined by PJM in accordance with Schedule 1, Section 3.2 of the PJM Operating Agreement at the
respective PJM load buses measured by PJM for the Service Load served by Pepco (the "Delivery Points"). Generator shall be responsible for all energy losses (including allocated PJM losses, unaccounted-for energy and distribution losses) associated with delivery of Required
Energy Percent and Optional Energy Percent to the Service Load.

          5.4   Renewable Energy Resources Reporting Requirements.
Generator acknowledges that under Maryland law and MDPSC requirements,
Pepco is required to provide the Renewable Energy Percentage to its
Service Load and to satisfy MDPSC reporting requirement with respect thereto. Upon Pepco's written request, Generator shall provide to
Pepco in writing no later than thirty (30) days after such request, the information and data requested by Pepco to demonstrate that Generator has provided the Renewable Energy Percent required under this Agreement and if Generator has failed to provide all of such Renewable Energy
Percent, the reasons for such failure.

ARTICLE 6
PRICING

          6.1   Compensation for Services Subject to the terms of this
Agreement, Pepco shall be obligated to make a monthly payment to
Generator for the Services it provides which shall be comprised of the following components:

                (a)  For each Month during the term of the Agreement, a
Capacity Payment for the Capacity Resources Requirements and Ancillary
Services Requirements that Generator provides to Pepco in such Month calculated as follows:

          Capacity Payment = (Capacity Price + Ancillary Services
          Price) x Metered Energy Requirements

          Where:

                    Capacity Price = $3.50/MWh

                    Ancillary Services Price = $0.50/MWh

                (b)  For each Month during the term of the Agreement,
an Energy Payment for the Required Energy Percent and Optional Energy
Percent, if any, that Generator delivers to Pepco at the Delivery
Points in each Month calculated as follows:

          Energy Payment = [Metered Energy Requirements x (Required
          Energy Percent + Optional Energy Percent)] x Energy Price

          Where:

                    Energy Price = $40.00/MWh during a Summer Month and
                    $22.20/MWh during a Winter Month.

                (c)  Pepco's monthly payment to Generator will be
decreased by (i) any PJM charges for transmission congestion, allocated losses and unaccounted-for energy that Pepco incurs in connection with the Services Generator delivers to Pepco pursuant to Articles 4, 5 and
6 of this Agreement, and (ii) the amounts of any payments Generator owes to Pepco pursuant to Article 8 of this Agreement.

          6.2   Taxes. Generator shall be responsible for taxes
related to the sale or provision of Services hereunder.

ARTICLE 7
SERVICES OBTAINED BY GENERATOR FROM PJM

          Pepco shall, upon Generator's request, reasonably cooperate with Generator to facilitate its acquisition in the PJM marketplace and resale to Pepco of the Services Generator is obligated to provide to
Pepco under this Agreement. Pepco shall follow Generator's
instructions with respect to scheduling load in the day ahead PJM market.

ARTICLE 8
ALTERNATIVE SERVICES AND LIMITATION OF LIABILITY

          8.1   Alternative Services. To the extent that Generator
does not provide Capacity Resources Requirements, Ancillary Services
Requirements, the Required Energy and/or the Optional Energy
("Services") to Pepco as required under this Agreement,
Generator, as an alternative method of performing such obligations, shall pay Pepco the positive difference between the price Pepco pays for such Services in the appropriate PJM marketplace, or if not available in the PJM market, any other market ("Alternative Services")
and the price Pepco would have paid to Generator for such Services under this Agreement, plus penalties and nonperformance charges, if any, assessed on Pepco by the PJM Interconnection LLC or PJM System
Operator as a result of the Generator not providing the Services.
Calculation of the cost of Alternative Services hereunder shall include all reasonable direct costs associated with the procurement and delivery of Alternative Services, including legal or transactional costs and expenses; taxes, energy, demand, capacity, or reservation charges; energy losses; emergency energy; and any transmission or congestion costs but does not include the cost of PJM network service.
For purposes of determining the amount of Alternative Services Pepco purchases to satisfy its energy requirements, energy requirements for any day shall be the net amount of energy Pepco purchases for the
Service Load in the PJM day-ahead and second settlement markets.
Notwithstanding the foregoing, Generator shall not have satisfied its obligations to provide electricity from Renewable Energy Resources under the provisions of this Section 8.1 unless Pepco acquires such electricity in the PJM market or such other market in which Pepco acquires Services.

          8.2   Limitation of Liability. Except for indemnity
obligations set forth in Article 10 and the damages, charges or penalties set forth in Sections 3.1(c), 5.3, 8.1 and 13.3 of this
Agreement, neither Party, nor their respective officers, directors, agents, employees, Affiliates, or successors or assigns of any of them, shall be liable to the other Party or its Affiliates, officers, directors, agents, employees, successors or assigns for claims, suits, actions or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including, without limitation, lost revenues, claims of customers, attorneys' fees and litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability. The provisions of this Section
8.2 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.

ARTICLE 9
FORCE MAJEURE

          9.1   Effect of Force Majeure. Notwithstanding anything in
this Agreement to the contrary, the Parties shall be excused from performing their respective obligations hereunder (except for the obligation to pay sums of money due and owing hereunder) and shall not be liable in damages or otherwise, to the extent that a Party is unable to perform or is prevented from performing by an event of Force Majeure and has complied with Section 9.3.

          9.2   Force Majeure Defined. Force Majeure includes, without
limitation, storm, flood, lightning, drought, earthquake, fire, explosion, civil disturbance, acts of God or the public enemy, civil disturbance, or any other cause beyond a Party's reasonable control but only if and to the extent that the event directly affects the availability of the transmission or distribution facilities of PJM or
Pepco which are necessary to deliver capacity or energy to the Service
Load. Force Majeure shall not include events affecting the
availability or cost of operating any generating facility or resource.

          9.3   Notification. A Party shall not be entitled to rely on
the occurrence of an event of Force Majeure as a basis for being excused from performance of its obligations under this Agreement unless the Party relying on the event or condition shall: (a) provide prompt written notice of such Force Majeure event to the other Party, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e)
provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. Subject to this Section 9.3, any obligation under this Agreement shall be suspended only to the extent caused by such Force Majeure and only during the continuance of any inability of performance caused by such
Force Majeure but for no longer period.

ARTICLE 10
INDEMNIFICATION FOR THIRD PARTY CLAIMS

          10.1  Generator's Indemnification. Generator shall
indemnify, hold harmless, and defend Pepco and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Pepco and a third party or Generator)
for damage to property of unaffiliated third parties, injury to or death of any person, including Pepco's employees or any third parties, to the extent caused, by the negligence or willful misconduct of
Generator's and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Generator's performance or breach of this Agreement, or the exercise by Generator of its rights hereunder.

          10.2  Pepco's Indemnification. Pepco shall indemnify, hold harmless, and defend Generator and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between the Generator and a third party or Pepco) for damage to property of unaffiliated third parties, injury to or death of any person, including Generator's employees or any third parties, to the extent caused by the negligence or willful misconduct of Pepco and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Pepco's performance or breach of this Agreement, or the exercise by Pepco of its rights hereunder.

          10.3  Indemnification Procedures. If either Party intends to seek indemnification under this Article 10 from the other Party, the
Party seeking indemnification shall give the other Party notice of such claim within ninety (90) days of the later of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

          10.4  Survival. The indemnification obligations of each
Party under this Article 10 shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated or canceled.

ARTICLE 11
DEFAULT

          11.1  Event of Default. Unless excused by Force Majeure,
each of the following events shall constitute an event of default (an
"Event of Default") under this Agreement:

                (a)  the failure by a Party to pay any amount due
within thirty (30) days after receipt of written notice of nonpayment by the other Party, unless the payment of such amount is disputed in good faith;

                (b)  a Party's breach of any material term or condition
of this Agreement including any material breach of a representation, warranty or covenant made in this Agreement which, after receiving written notice of the breach from the non-breaching Party (such notice to set forth in reasonable detail the nature of the default and, where known and if applicable, the steps necessary to cure such default), (i)
the breaching Party fails to cure within thirty (30) days following receipt of the notice or (ii) if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, the breaching Party fails within such thirty (30) days to commence the necessary cure and fails at any time thereafter diligently and continuously to prosecute such cure to completion provided that the cure is completed no later than 180 days after the receipt of the default notice ;

                (c)  the appointment of a receiver or liquidator or
trustee for either Party and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                (d)  the entry of a decree adjudicating a Party as
bankrupt or insolvent, and such decree is continued undischarged and unstayed for a period of sixty (60) days; or

                (e)  the filing of a voluntary or involuntary petition
in bankruptcy under any provision of any federal or state bankruptcy law by a Party or against it, and, with respect to an involuntary petition in bankruptcy, such petition continues undischarged and unstayed for a period of sixty (60) days.

          11.2  Remedies. Upon the occurrence of an Event of Default, the non-defaulting Party may (a) terminate this Agreement by providing sixty (60) days' prior written notice to the defaulting Party and this
Agreement shall thereupon terminate upon receipt of regulatory approval for such termination, but not before the date specified in the notice, and/or (b) subject to Section 8.2 of this Agreement, exercise all such rights and remedies as may be available to it under this Agreement or at law or equity with respect to such Event of Default.

ARTICLE 12
PROJECTIONS AND OPERATING COMMITTEE

          12.1  Projections. No later than three (3) business days
prior to each Monday during the term of this Agreement, Pepco shall provide Generator with non-binding projections of the Services to be provided by Generator to Pepco under this Agreement for the week beginning that Monday.

          12.2  Operating Committee. The Parties shall establish an
operating committee consisting of one representative for each Party
("Operating Committee"). The Operating Committee shall act only by unanimous agreement or consent. The Parties shall designate their respective representatives to the Operating Committee, plus an alternate by written notice. Each Party's representative on the
Operating Committee is authorized to act on behalf of such Party with respect to any matter arising under this Agreement which is to be decided by the Operating Committee, however, the Operating Committee shall not have any authority to modify or otherwise alter the rights and obligations of the Parties hereunder. The Operating Committee shall develop and implement suitable policies and procedures with to coordinate the interaction of the Parties with respect to the performance of their duties and obligations under this Agreement.

ARTICLE 13
COST RESPONSIBILITIES AND BILLING PROCEDURES

          13.1  Billing Procedures.

                (a)  Within ten (10) days after the first day of each
Month Pepco shall provide to Generator a written invoice setting forth
(a) the amount Pepco owes to Generator pursuant to Article 6 of this
Agreement for Services and any other payments which may be due hereunder, and (b) the amounts, if any, that Generator owes to Pepco pursuant to this Agreement. Each invoice shall (i) delineate the Month in which the Services or Alternative Services were provided or reimbursable charges were incurred, (ii) fully describe the Services or
Alternative Services rendered or reimbursable charges incurred, (iii)
be itemized to reflect the Services or Alternative Services performed or provided or reimbursable charges incurred, and (iv) provide reasonable detail as to the calculation of the amounts involved.

                (b)  All invoices shall be paid within fifteen (15)
days after the date of issuance, but not earlier than the 25th day of the month in which the invoice is rendered. All payments shall be made by wire transfer to a bank designated in writing by such Party.
Payment of invoices shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

                (c)  To the extent that, for any billing period,
Generator is obligated to pay to Pepco amounts due and calculated pursuant to this Section 13.1, Pepco may use such amounts as a set-off against any amounts owed by Pepco to Generator.

          13.2  Billing Disputes. In the event of a billing dispute
between the Parties, (i) each Party shall continue to perform its obligations in accordance with the terms of this Agreement subject to the other Party's rights hereunder, and (ii) the Party required to make payments hereunder shall pay to the other Party all invoiced amounts when due, net of any set-offs permitted under Section 13.1(d), that are not in dispute. Payment of invoices by either Party shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement; nor shall it constitute a waiver of any claims arising hereunder.

          13.3  Interest on Unpaid Balances. Interest on any unpaid
amounts shall be calculated in accordance with the methodology specified for interest on refunds in FERC regulations at 18 C.F.R.
Section 35.19a(a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party.

ARTICLE 14
CONFIDENTIALITY

          14.1  Confidentiality Obligations of Pepco. Each Party
shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by one Party to the other Party in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by a receiving Party in breach of this Agreement, (ii) available to the receiving Party on a non-confidential basis prior to disclosure by the other Party , or (iii) available to the receiving Party on a non-
confidential basis from a source other than the other Party, provided that such source is not known, and by reasonable effort could not be known, by the receiving Party to be bound by a confidentiality agreement with the other Party or otherwise prohibited from
transmitting the information to the receiving Party by a contractual, legal or fiduciary obligation, the receiving Party shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 14.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. The Party receiving confidential information from the other Party shall promptly notify the other Party if it receives notice or otherwise concludes that the production of any information subject to this Section 14.1 is being sought under any provision of law and the receiving Party shall use reasonable efforts in cooperation with the other Party to seek confidential treatment for such confidential information provided thereto.

          14.2  Confidentiality of Audits. The independent auditor
performing any audit, as referred to in Article 20, shall be subject to a confidentiality agreement between the auditor and the Party being audited. Such audit information shall be treated as confidential except to the extent that its disclosure is required by regulatory or judicial order, for reliability purposes pursuant to PJM requirements and pursuant to the FERC's rules and regulations. Except as provided herein, neither Party will disclose the audit information to any third party, without the other Party's prior written consent. Audit information in the hands of the Party not being audited shall be subject to all provisions of Article 20.

          14.3  Remedies. The Parties agree that monetary damages
would be inadequate to compensate a Party for the other Party's breach of its obligations under Sections 14.1 and 14.2. Each Party
accordingly agrees, subject to Section 8.2, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if the first Party breaches or threatens to breach its obligations under
Sections 14.1 or 14.2 of this Agreement, as applicable, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.

ARTICLE 15
DISPUTE RESOLUTION

          15.1  Disputes. A Party with a claim or dispute under this
Agreement shall submit to the Operating Committee a notification of such claim or dispute within sixty (60) days after the circumstances that gave rise to the claim or the question or issue in dispute. The notification shall be in writing and shall include a concise statement of the claim or the issue or question in dispute, a statement of the relevant facts and documentation to support the claim. In the event the Operating Committee is unable, in good faith, to resolve their disagreement in a manner satisfactory to both Parties within thirty
(30) days after receipt by the Operating Committee of a notification specifying the claim, issue or question in dispute, the Parties shall refer the dispute to their respective senior management. If, after using their good faith best efforts to resolve the dispute, senior management cannot resolve the dispute within thirty (30) days, the
Parties shall utilize the arbitration procedures set forth below in
Section 15.2 to resolve a dispute, provided that nothing herein or therein shall prohibit a Party from at any time requesting from a court of competent jurisdiction a temporary restraining order, preliminary injunction, or other similar form of equitable relief to enforce performance of the provisions of this Agreement.

          15.2  Arbitration.

                (a)  Unless the Parties otherwise mutually agree in
writing to another form of dispute resolution such as dispute resolution under the PJM Agreement or the MAAC agreement, any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties within thirty (30)
days of receipt by respondent of the demand for arbitration. If the
Parties are unable to agree on an arbitrator, such arbitrator shall be appointed by the American Arbitration Association. Unless the Parties
agree otherwise, the arbitrator shall be an attorney or retired judge with at least fifteen (15) years of experience, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. If possible, the arbitrator shall have experience in the electric utility industry. Unless otherwise agreed, the arbitration shall be conducted in accordance with the American
Arbitration Association's Commercial Arbitration Rules, then in effect.
Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act of the United States,
9 U.S.C. Sections 1 et seq. The location of any arbitration hereunder shall be in the District of Columbia.

                (b)  The arbitration shall, if possible, be concluded
not later than six (6) months after the date that it is initiated. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The arbitrator shall have no authority to award punitive or multiple damages or any damages inconsistent with this Agreement. The arbitrator shall, within thirty (30) days of the conclusion of the hearing, unless such time is extended by agreement of the Parties, notify the Parties in writing of his or her decision, stating his or her reasons for such decision and separately listing his or her findings of fact and conclusions of law. The decision of the arbitrator rendered in such a proceeding shall be final and binding on the Parties. Judgment on the award may be entered upon it in any court having jurisdiction.

                (c)  Nothing in this Agreement shall preclude, or be
construed to preclude, any Party from filing a petition or complaint with FERC with respect to any arbitrable claim over which FERC has jurisdiction. In such case, the other Party may request FERC to reject or to waive jurisdiction. If FERC rejects or waives jurisdiction with respect to all or a portion of the claim, the portion of the claim not so accepted by FERC shall be resolved through arbitration, as provided in this Agreement. To the extent that FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact or order of
FERC shall be final and binding, subject to judicial review under the
Federal Power Act, and any arbitration proceedings that may have commenced with respect to the claim prior to the assertion or acceptance of jurisdiction by FERC shall be terminated.

ARTICLE 16
REPRESENTATIONS

          16.1  Representations of Pepco. Pepco hereby represents and warrants to Generator as follows:

                (a)  Incorporation. Pepco is a corporation duly
organized, validly existing and in good standing under the laws of the
District of Columbia and the Commonwealth of Virginia, and has all
requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                (b)  Authority. Pepco has all necessary corporate
power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Pepco of this Agreement and the consummation by Pepco of the transactions contemplated hereunder have been duly and validly authorized by the Board of Directors of Pepco or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Pepco are necessary to authorize this
Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pepco and, assuming that this Agreement constitutes a valid and binding agreement of
Generator, constitutes a valid and binding agreement of Pepco, enforceable by Pepco in accordance with its terms.

                (c)  Consents and Approvals; No Violation.

                     (i)    Neither the execution and delivery of this
Agreement by Pepco nor performance by Pepco of its obligations hereunder will (A) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Pepco,
(B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Pepco or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pepco, or any of its assets, except in the case of clauses (B) and (C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Pepco to discharge its obligations under this Agreement (a "Pepco Material
Adverse Effect").

                     (ii)   No declaration, filing or registration
with, or notice to, or authorization, consent or approval of any governmental authority is necessary for performance by Pepco of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Pepco Material Adverse Effect.

          16.2  Representations of Generator. Generator hereby
represents and warrants to Pepco as follows:

                (a)  Incorporation. Generator is a limited partnership
duly formed, validly existing and in good standing under the laws of the
State of Delaware, and has all requisite limited partnership power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                (b)  Authority. Generator has all necessary limited
partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Generator of this Agreement and the consummation by
Generator of the transactions contemplated hereby have been duly and validly authorized by the partnership of Generator or by a committee thereof to whom such authority has been delegated and no other limited partnership proceedings on the part of Generator are necessary to authorize this Agreement or the transactions contemplated hereby. This
Agreement has been duly and validly executed and delivered by Generator and, assuming that this Agreement constitutes a valid and binding agreement of Pepco, constitutes a valid and binding agreement of
Generator, enforceable against Generator in accordance with its terms.

                (c)  Consents and Approvals.

                     (i)    Neither the execution and delivery of this
Agreement by Generator nor performance by Generator of its obligations hereunder will (A) conflict with or result in any breach of any provision of the Certificate of Limited Partnership or Limited Partnership
Agreement or other charter documents of Generator, (B) result in a default
(or give rise to any right of termination, cancellation or acceleration)
under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Generator or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to
Generator, or any of its assets, except in the case of clauses (B) and
(C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Generator to discharge its obligations under this Agreement (a "Generator Material Adverse
Effect").

                     (ii)   No declaration, filing or registration
with, or notice to, or authorization, consent or approval of any
Governmental Authority is necessary for performance by Generator of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Generator Material Adverse Effect.

ARTICLE 17
ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

          17.1  Generally. Except as otherwise set forth in this
Article 17, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party hereto, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

          17.2  Pepco's Assignment Rights. Subject to Section 17.5
below, upon ten (10) days prior written notice to Generator, Pepco may assign this Agreement, and Pepco's rights, interests and obligations hereunder, to an Affiliate of Pepco that assumes Pepco's obligations to provide Services to the Service Load.

          17.3  Generator's Assignment Rights. Subject to Section 17.5
below, Generator may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee, lending institution, or other Person for the purposes of financing or refinancing the
Auctioned Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment in accordance with this Section 17.3 shall relieve or in any way discharge Generator from the performance of its duties and obligations under this Agreement. Pepco agrees to execute and deliver, at Generator's expense, such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Facility, so long as Pepco's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

          17.4  Mergers or Consolidations. Subject to Section 17.5
below, either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party by way of merger, consolidation, sale or otherwise, provided such successor assumes in writing and becomes liable for all of such Party's duties and obligations hereunder.

          17.5  Limitations

                (a)  No assignment, transfer, conveyance, pledge or
disposition of rights, interests, duties or obligations under this
Agreement by a Party shall relieve that Party from liability and financial responsibility for the performance thereof after any such transfer, assignment, conveyance, pledge or disposition unless and until (i) the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and to impose such obligations on subsequent permitted transferees and assignees and (ii) the non-assigning Party has consented in writing to such assumption and to a release of the assigning Party from such liability, such consent not to be unreasonably withheld or delayed.

                (b)  If Generator terminates its existence as a
limited partnership entity by merger, acquisition, sale, consolidation or otherwise, or if all or substantially all of Generator's assets are transferred to another person or business entity without complying with this Article 17, Pepco shall have the right, enforceable in a court of competent jurisdiction, to enjoin Generator's successor from using its assets in any manner that does not comply with the requirements of this
Agreement or that impedes Pepco's ability to carry on its ongoing business operations.

          17.6  Successors. This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

ARTICLE 18
NOTICES

          Except as otherwise expressly set forth in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                    if to Pepco, to:

                    Potomac Electric Power Company
                    1900 Pennsylvania Avenue, N.W.
                    Washington, D.C. 20068
                    Telecopier:   (202) 261-7889
                    Attention:    William T. Torgerson
                                  General Counsel

                    if to Generator, to:

                    c/o Southern Company Energy Marketing L.P.
                    1155 Perimeter Center West
                    Suite 130
                    Atlanta, Georgia 30338
                    Telecopier: (678) 579-5752
                    Attention:   Sonnet Edmonds

ARTICLE 19
AMENDMENTS

          19.1  Amendments. Except as provided in Section 19.2, this
Agreement shall not be amended, modified, or supplemented unless mutually agreed to by the Parties in writing. Except as provided in
Section 19.2(b) below, the rates, terms and conditions contained in this Agreement are not subject to change under Sections 205 or 206 of the Federal Power Act absent the mutual written agreement of the
Parties. It is the intent of this Section 19.1 that, except as provided in Section 19.2(b) below, the rates, terms and conditions of this Agreement shall not be subject to change except by mutual written agreement by the Parties.

          19.2  PJM Agreement Modifications

                (a)  If the PJM Agreements are amended or modified so
that any schedule or section references herein to such agreements is changed, such schedule or section references herein shall be deemed to automatically (and without any further action by the Parties) refer to the new or successor schedule or section in the PJM Agreements which replaces that originally referred to in this Agreement.

                (b)  If the applicable provisions of the PJM Agreements
referenced herein, or any other PJM rules relating to the
implementation of this Agreement, are changed materially from those in effect on May 31, 2000, the Operating Committee shall cooperate to make conforming changes to this Agreement to fulfill the purposes of this
Agreement; provided that no such changes shall alter the economic benefits of this Agreement between the Parties. If the Operating
Committee fails to agree on such changes within 15 days, Pepco may unilaterally make conforming changes to this Agreement to fulfill the purposes of this Agreement, and shall file such changes with the FERC on behalf of both Parties; provided that nothing herein shall prejudice the Generator's rights to protest such change.

ARTICLE 20
AUDITS

          The Parties shall have the right, during normal business
hours, to audit each other's accounts and records pertaining to transactions under this Agreement, upon twenty (20) days prior written notice, at the offices where such accounts and records are maintained.
Any such audit of a Party's accounts and records will be at the expense of the auditing Party, shall not be made more frequently than once in any twelve (12) month period, and no such audit may be made with respect to accounts and records relating to periods more than twenty-
four (24) months prior to the date of the audit notice. The Party being audited will be entitled to review the audit report and any supporting materials. The Party conducting the audit shall maintain the confidentiality of all information obtained during the audit in compliance with Section 14.2 of this Agreement. To the extent that audited information includes confidential information, the auditing
Party shall designate an independent auditor at its expense to perform such audit.

ARTICLE 21
MISCELLANEOUS PROVISIONS

          21.1  Waiver. Except as otherwise provided in this
Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          21.2  No Third Party Beneficiaries. Nothing in this
Agreement is intended to confer upon any other person except the
Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person. No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

          21.3  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland
(regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

          21.4  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          21.5  Interpretation. When a reference is made in this
Agreement to an article, section, schedule or exhibit, such reference shall be to an article or section  of, or schedule or exhibit to, this
Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this
Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof",
"herein" and "hereunder" and words of similar import when used in this
Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise expressly stated
otherwise herein, the word "day" shall mean any calendar day including weekends and holidays. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each
Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this
Agreement.

          21.6  Jurisdiction and Enforcement. Each of the Parties
irrevocably submits to the exclusive jurisdiction of the federal and state courts of the State of Maryland for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the federal courts of the State of Maryland or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Maryland. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such
Party in Article 18 (or such other address specified by such Party from time to time pursuant to Article 18) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal and state courts of the State of
Maryland and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          21.7  Entire Agreement. This Agreement, the Asset Sale
Agreement, the Confidentiality Agreement and the Ancillary Agreements
including the exhibits, schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no
restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement, the Asset Sale Agreement and the Ancillary
Agreements supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated by this
Agreement other than the Confidentiality Agreement.

          21.8  Severability. If any term or other provision of this
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.
Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          21.9  Further Assurances. The Parties hereto agree to
execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further instruments, documents and information which may be reasonably requested in order to effectuate the transactions contemplated hereby. Each Party agrees to cooperate with, assist and accommodate all reasonable requests made by the other
Party in respect of any regulatory approval necessary for, or any regulatory proceeding relating to, the execution, delivery or performance of this Agreement. Each Party further agrees to comply in all material respects with all laws of governmental authorities relating to this Agreement and the consummation of the transactions contemplated hereby.

          21.10 Independent Contractor Status. Nothing in this
Agreement shall be construed as creating any relationship between Pepco and Generator other than that of independent contractors.

          21.11 Conflicts. Except with respect to the amendments,
indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale
Agreement shall prevail.

          IN WITNESS WHEREOF, Pepco and Generator have caused this
Transition Power Agreement (Maryland) to be signed by their respective duly authorized officers as of the date first above written.

POTOMAC ELECTRIC POWER COMPANY By: MARY-SHARPE Hayes Name: Mary Sharpe-Hayes Title: Vice President [GENERATOR] By: DAVID L. DAVIS Name: David L. Davis Title: Attorney-in-Fact

SCHEDULE 1
DEFINITIONS

Part A.   Capitalized terms not defined in the body of the Agreement shall have the meaning set forth in Part A of this Schedule
          1. (Part B of this Schedule 1 sets forth capitalized terms defined within the Agreement.)

            1.   " Affiliate" has the meaning set forth in Rule 12b-2
of the General Rules and Regulations under the Securities Exchange Act of 1934.

            2.   "Auctioned Assets" has the meaning set forth in the
Asset Sale Agreement.

            3.   "Capacity Credits" has the meaning set forth in the
PJM Reliability Agreement.

            4.   "Capacity Resources" has the meaning set forth in the
PJM Reliability Agreement.

            5.   Contract Year 1" means the period between the
Effective Date through and including December 31, 2001.

            6.    "Contract Year 2" means the period between January 1,
2002 through and including December 31, 2002.

            7.   "Contract Year 3" means the period between January 1,
2003 through and including December 31, 2003.

            8.   "Contract Year 4" means the period between January 1,
2004 through and including June 30, 2004.

            9.   "Closing" has the meaning set forth in the Asset Sale
Agreement.

           10.   "Confidentiality Agreement" has the meaning set forth
in the Asset Sale Agreement.

           11.   FERC" means the Federal Energy Regulatory Commission
or its successors.

           12.   "Fixed Transmission Rights" has the meaning set forth
in the PJM Operating Agreement.

           13.   "Full Energy Requirements" means the full electric
energy requirements of the Service Load in any hour, measured in megawatt hours at the Delivery Points.

           14.   "Generator" has the meaning set forth in the preamble
of this Agreement and shall include its permitted successors and assigns.

           15.   "MDPSC" means the Maryland Public Services Commission
or its successor.

           16.   "Metered Energy Requirements" means the full electric
energy requirements of the Service Load in any hour, measured in megawatt hours at the retail (customer revenue meter) level. For customers without, interval metering, Pepco will use customer or retail class profiles in accordance with the MDPSC regulations to distribute periodic metered energy usage to obtain hourly customer energy usage.
When Pepco curtailable load programs are operated, customer loads which are curtailed will be increased by Pepco to reflect the hourly energy usage which would have occurred if curtailments had not taken place.

           17.   "Month" means a calendar month.

           18.   "Network Customer" has the meaning set forth in the
PJM Tariff.

           19.   "Network Load" has the meaning set forth in the PJM
Tariff.

           20.   "Optional Energy" means the Optional Energy Percent,
as elected by Pepco through the exercise of its Call Options, of
Pepco's Full Energy Requirements, including the Renewable Energy
Percent.

           21.   "Pepco" has the meaning set forth in the preamble of
this Agreement and shall include its permitted successors or assigns.

            22.   "PJM" means the Pennsylvania New Jersey-Maryland
interconnected power pool operated under the PJM Operating Agreement and any successor thereto including any regional transmission organization, independent system operator, transco, or any other independent system administrator that possesses operational control or planning control over Pepco's transmission system.

           23.   "PJM Agreements" means the PJM Operating Agreement,
PJM Reliability Agreement, and PJM Tariff.

           24.   "PJM Control Area" has the meaning set forth in the
PJM Reliability Agreement.

           25.   "PJM Operating Agreement" means the Amended and
Restated Operating Agreement of the PJM Interconnection LLC dated as of
June 2, 1997.

           26.   "PJM Interconnection LLC" means the independent system
operator of the PJM Control Area pursuant to the PJM Operating
Agreement and the PJM Tariff..

           27.    "PJM Reliability Agreement" means the PJM Reliability
Assurance Agreement dated June 2, 1997, establishing obligations, standards and procedures for maintaining the reliable operation of the
PJM Control Area.

           28.   "PJM System Operator" means the PJM Interconnection
LLC energy control center staff responsible for central dispatch as provided in the PJM Agreement.

           29.   "PJM Tariff" means the PJM Open Access Transmission
Tariff providing transmission service within the PJM Control Area.

           30.   "Planning Period" has the meaning set forth in the PJM
Reliability Agreement.

           31.   "Renewable Energy Resources" means renewable energy
resource as defined in md Code, public utility Companies Section 1.01(z).

          32.   "Renewable Energy Percent" means electricity from
Renewable Energy Resources which is equal to 0.997 percent of the
Required Energy or Optional Energy, as applicable.

           33.   "Required Energy" means the Required Energy Percent of
Pepco's Full Energy Requirements, including the Renewable Energy
Percent.

           34.   "Service Load" means (i) all of Pepco's default
service retail electric energy customers located in Pepco's service territory, as such territory exists on the Effective Date, in the State of Maryland and (ii) qualifying facilities to which Pepco is obligated to sell energy pursuant to the rates and terms set forth in Pepco's qualifying facilities tariff on file with the Maryland Public Service
Commission which is currently designated as MD-CG-SPP.

           35.   "Summer Month" means each Month during the period of
May 1 through September 30.

           36.   "Winter Month" means each Month during the period of
October 1 through April 30.

Part B.   The following terms have the meaning specified in the section of this Agreement set forth opposite to such term:

Term	Agreement Reference
Agreement	Preamble
Alternative Services	Section 8.1
Ancillary Services	Article 4
Ancillary Services Requirements	Article 4
Asset Sale Agreement	First Recital
Call Options	Section 5.2(a)
Capacity Resources Plan	Section 3.2(a)
Capacity Resources Requirements	Section 3.1(a)
Delivery Points	Section 5.3
Effective Date	Section 2.1
Event of Default	Section 11.1
Force Majeure	Section 9.2
Generator Material Adverse Effect	Section 16.2(c)(i)
Operating Committee	Article 12
Optional Energy Percent	Section 5.2(a)
Pepco Material Adverse Effect	Section 16.1(c)(i)
Party or Parties	Preamble
PPAs	First Recital
Required Energy Percent	Section 5.1
Services	Section 8.1

EXHIBIT A
Pepco's Non-Binding Estimate for Calendar Year 2001 of Capacity Resources for
the Service Load
	MW Capacity Obligation (2)
	w/o Migration	w Migration (3)
January-01	3083	2073
February-01	3083	2069
March-01	3083	2065
April-01	3083	2064
May-01	3083	2056
June-01	3130	2084
July-01	3130	2080
August-01	3130	2076
September-01	3130	2072
October-01	3130	2067
November-01	3130	2063
December-01	3130	2059

(1) without SMECO
(2) PEPCO's current Unforced Capacity without Benning and Buzzard Point is approx. 5750 MWs.
(3) Migration estimates are based on observation of retail choice programs in other jurisdictions.

Exhibit B to Transition Power Agreement (MD) Maryland Capacity Resource Plan - 2001
	Jan-01	Feb-01	Mar-01	Apr-01	May-01	Jun-01	Jul-01	Aug-01	Sep-01	Oct-01	Nov-01	Dec-01
CHALK POINT 1	174.0	174.0	174.0	174.0	174.0	174.0	174.0	174.0	174.0	174.0	174.0	174.0
CHALK POINT 2	175.0	175.0	175.0	175.0	175.0	175.0	175.0	175.0	175.0	175.0	175.0	175.0
CHALK POINT 3	332.0	332.0	332.0	332.0	332.0	333.0	333.0	333.0	333.0	333.0	333.0	333.0
CHALK POINT 4	326.0	326.0	326.0	326.0	326.0	326.0	326.0	326.0	326.0	326.0	326.0	326.0
CHALK POINT CT 1	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0
CHALK POINT CT 2	14.0	14.0	14.0	14.0	14.0	14.0	14.0	14.0	14.0	14.0	14.0	14.0
CHALK POINT CT 3	47.0	47.0	47.0	47.0	47.0	47.0	47.0	47.0	47.0	47.0	47.0	47.0
CHALK POINT CT 4	46.0	46.0	46.0	46.0	46.0	46.0	46.0	46.0	46.0	46.0	46.0	46.0
CHALK POINT CT 5	53.0	53.0	53.0	53.0	53.0	53.0	53.0	53.0	53.0	53.0	53.0	53.0
CHALK POINT CT 6	59.0	59.0	59.0	59.0	59.0	59.0	59.0	59.0	59.0	59.0	59.0	59.0
DICKERSON 1	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
DICKERSON 2	98.0	98.0	98.0	98.0	98.0	98.0	98.0	98.0	98.0	98.0	98.0	98.0
DICKERSON 3	99.0	99.0	99.0	99.0	99.0	99.0	99.0	99.0	99.0	99.0	99.0	99.0
DICKERSON CT 1	6.0	6.0	6.0	6.0	6.0	6.0	6.0	6.0	6.0	6.0	6.0	6.0
DICKERSON HCT 1	33.0	33.0	33.0	33.0	33.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0
DICKERSON HCT 2	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0
MCRRF	27.0	27.0	27.0	27.0	27.0	27.0	27.0	27.0	27.0	27.0	27.0	27.0
MORGANTOWN 1	313.0	313.0	313.0	313.0	313.0	313.0	313.0	313.0	313.0	313.0	313.0	313.0
MORGANTOWN 2	309.0	309.0	309.0	309.0	309.0	309.0	309.0	309.0	309.0	309.0	309.0	309.0
MORGANTOWN CT 1	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0
MORGANTOWN CT 2	9.0	9.0	9.0	9.0	9.0	9.0	9.0	9.0	9.0	9.0	9.0	9.0
MORGANTOWN CT 3	27.0	27.0	27.0	27.0	27.0	27.0	27.0	27.0	27.0	27.0	27.0	27.0
MORGANTOWN CT 4	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0
MORGANTOWN CT 5	14.0	14.0	14.0	14.0	14.0	14.0	14.0	14.0	14.0	14.0	14.0	14.0
MORGANTOWN CT 6	24.0	24.0	24.0	24.0	24.0	24.0	24.0	24.0	24.0	24.0	24.0	24.0
PANDA	126.0	126.0	126.0	126.0	126.0	126.0	126.0	126.0	126.0	126.0	126.0	126.0
POTOMAC RIVER 1	45.0	45.0	45.0	45.0	45.0	45.0	45.0	45.0	45.0	45.0	45.0	45.0
POTOMAC RIVER 2	45.0	45.0	45.0	45.0	45.0	45.0	45.0	45.0	45.0	45.0	45.0	45.0
POTOMAC RIVER 3	56.0	56.0	56.0	56.0	56.0	56.0	56.0	56.0	56.0	56.0	56.0	56.0
POTOMAC RIVER 4	53.0	53.0	53.0	53.0	53.0	53.0	53.0	53.0	53.0	53.0	53.0	53.0
POTOMAC RIVER 5	56.0	56.0	56.0	56.0	56.0	56.0	56.0	56.0	56.0	56.0	56.0	56.0
SMECO	42.0	42.0	42.0	42.0	42.0	42.0	42.0	42.0	42.0	42.0	42.0	42.0
OE	250.0	250.0	250.0	250.0	250.0	250.0	-	-	250.0	250.0	250.0	250.0
Owned	3,076.0	3,076.0	3,076.0	3,076.0	3,076.0	3,078.0	2,828.0	2,828.0	3,078.0	3,078.0	3,078.0	3,078.0
Purchased	7.0	7.0	7.0	7.0	7.0	52.0	302.0	302.0	52.0	52.0	52.0	52.0
Total Requirements	3,083.0	3,083.0	3,083.0	3,083.0	3,083.0	3,130.0	3,130.0	3,130.0	3,130.0	3,130.0	3,130.0	3,130.0